Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156391 on Form S-3 and Registration Statement Nos. 333-165788, 333-198321, and 333-236454 on Form S-8 of our report dated February 27, 2020, relating to the financial statements of Patrick Industries, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 27, 2020